                                                                Exhibit (d)(vii)

                    AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT

     This AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT (the "Amendment") is effective as of October 3, 2005 by and between AIG SUNAMERICA ASSET MANAGEMENT CORP. (formerly known as SunAmerica Asset Management Corp.), a Delaware corporation (the "Adviser"), and COLUMBIA MANAGEMENT ADVISORS, LLC (formerly known as Banc of America Capital Management, LLC), a Delaware limited liability company (the "Subadviser").

                                   WITNESSETH:

     WHEREAS, the Adviser and SUNAMERICA SERIES TRUST, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

     WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated November 29, 2000, as amended effective April 1, 2002 and February 14, 2005, with respect to the Trust; and

     WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below; and

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Schedule A to the Subadvisory Agreement is hereby amended to reflect the amended fees with respect to the SunAmerica Series Trust Cash Management Portfolio. Schedule A is also attached hereto.

                                       Annual Fee
                             (as a percentage of the average
                             daily net assets the Subadviser
Portfolio(s)                    manages in the portfolio)
------------                 -------------------------------
Cash Management Portfolio   0.125% on the first $100 million
                            0.100% on the next $400 million
                            0.075% on the next $500 million
                            0.050% over $1 billion

     2. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     3. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

     4. MISCELLANEOUS. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.


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

     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.   COLUMBIA MANAGEMENT ADVISORS, LLC


By: /s/ PETER A. HARBECK                By: /s/ FREDERICK R. BERRETTA
    ---------------------------------       ------------------------------------
Name: Peter A. Harbeck                  Name: Frederick R. Berretta
Title: President and                    Title: Managing Director
       Chief Executive Officer


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

                                   SCHEDULE A

                            Effective October 3, 2005

                                        ANNUAL FEE
                              (AS A PERCENTAGE OF THE AVERAGE
                              DAILY NET ASSETS THE SUBADVISER
PORTFOLIO(S)                     MANAGES IN THE PORTFOLIO)
------------                  -------------------------------
Cash Management  Portfolio*   0.125% on first $100 million
                              0.100% on the next $400 million
                              0.075% on the next $500 million
                              0.050% over $1 billion

* For the purposes of determining whether the Portfolio's assets meet the breakpoint set forth herein, the assets managed by the Subadviser for this Portfolio and the assets of any other Portfolio managed by Subadviser on behalf of the Trust or Seasons Series Trust shall be aggregated.


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